Exhibit 99.1

Company Contact:
Mr. Darcy Zhang, Director of Investor Relations
Tel: +86-411-8259-5339
Email: darcy.zhang@chinaciwt.com
Website: www.chinaciwt.com

CCG Investor Relations:
Mr. Athan Dounis, Account Manager
Phone: +1-646-213-1916
Email: athan.dounis@ccgir.com
Website: www.ccgirasia.com

For Immediate Release

China Industrial Waste Management Announces 2010 Third Quarter Financial Results

Dalian, China – November 15, 2010– China Industrial Waste Management, Inc. (OTCBB: CIWT) (“China Industrial Waste Management” or the “Company”), a leading environmental services and solutions provider in China, today announced its results for the three and nine months ended September 30, 2010.

Third Quarter Highlights
•	Revenues increased 47.6% to $4.6 million compared to the third quarter of 2009
•	Gross profit increased 24.0% to $2.4 million
•	Operating income increased 69.9% to $1.3 million
•	Operating margin increased to 29.1% from 25.3%
•	Net income increased 46.8% to $1.0 million, or $0.06 per diluted share, compared to $0.7 million, or $0.05 per diluted share for the same period last year.

“Our strong third quarter results were the result of the continued growth of our Dontai Organic sludge treatment business and higher selling prices and sales volumes of recycled commodities,” said Mr. Jason Dong, Chairman and Chief Executive Officer.  “While our gross profit margin was off slightly as our sludge treatment business has not yet reached full capacity, every other significant financial measure showed improved.The need within China for environmentally-sound waste disposal methods is at a historic high and we believe we are well-positioned to provide solutions to this growing market. ”

Third Quarter 2010 Results

Revenues increased 47.6% to $4.6 million from $3.1 million in the same period last year.  The increase in revenues is mainly attributable to an increase in the Company’s solid waste treatment business as production volumes from the Company’s industrial customers continue to recover from the lows of 2009, and the additional revenue generated by Dongtai Organic from municipal sludge treatment, as well as sales of biogas (methane), a byproduct derived from sludge fermentation.

Revenues from service fees increased 33.5% to $2.7 million, or 59.1% of total revenues, from $2.0 million, or 65.3% of total revenues, in the prior year period.  The increase is mainly attributable to the addition of $0.6 million in sludge treatment fees from Dongtai Organic, which was not operational during the same period in 2009. (Dongtai Organic began operations in the first quarter 2010.)

Sales of recycled commodities increased 74.1% to $1.9 million, or 40.9% of revenues, compared to $1.1 million, or 34.7% of revenues, in the same period last year.  The rise is attributable to higher selling prices and sales volume for these products.  China’s economy continued its strong growth during the third quarter of 2010.  Market prices for many raw materials, including for Dalian Dongtai’s main products, cupric sulfate and other recycled commodities such as iron, plastic and nonferrous metal, which increased during the first half of 2010, began to stabilize during the third quarter. For example, the average price for cupric sulfate has stabilized at about $1,700 per ton, while the average price for the same period of 2009 was approximately $1,160 per ton. Many of the Company’s customers have returned to their pre-recession production levels and some of them have further expanded their production scale. As a natural consequence of all these factors, the amount of recycled commodities collected from the Company’s clients increased as well. Based on management’s estimate of future market conditions, Dalian Dongtai has decided to increase the sales volume of recycled commodities, including some commodities that had been inventoried during 2009 due to their low sales prices.

Gross profit increased 24.0% to $2.4 million from $1.9 million in the same period last year.  Gross margin was 52.1% compared to 62.1% in the prior year period.  The decline in gross margin is primarily attributable to the additional overhead imposed by Dongtai Organic’s sludge treatment operations, a recently-added business line which has not yet reached full capacity.

Income from operations increased 69.9% to $1.3 million from $0.8 million in the prior year period.  Operating margin increased 380 basis points to 29.1% from 25.3% in the prior year period.  The increase in operating margin is primarily due to operating leverage from the Company’s higher level of sales.

Net income increased 46.8% to $1.0 million from $0.7 million in the same period last year.  Diluted earnings per share increased 27.5% to $0.06 from $0.05 in the same period last year.

Nine Month Results

Revenues increased 89.6% to $13.6 million from $7.2 million in the same period last year.  Revenues from service fees increased 82.3% to $8.9 million, or 65.3% of total revenues, from $4.9 million, or 67.9% of total revenues, in the prior year period.  Sales of recycled commodities increased 105.2% to $4.7 million, or 34.7% of revenues, compared to $2.3 million, or 32.1% of revenues, in the same period last year.

Gross profit increased 85.0% to $8.1 million from $4.4 million in the same period last year.  Gross margin was 59.7% compared to 61.2% in the prior year period.

Income from operations increased 214.3% to $4.7 million from $1.5 million in the prior year period.  Operating margin increased to 34.8% from 21.0% in the prior year period.

In the first quarter of 2010, the Company and a consulting firm, which provided business advisory and private placement services to the Company, signed a Settlement and Release Agreement to resolve all remaining issues between them. As part of this agreement the Company incurred a one-time, non-cash settlement expense during the first quarter of $0.4 million.

Net income increased 113.6% to $2.8 million from $1.3 million in the same period last year.  Diluted earnings per share increased 85.8% to $0.16 from $0.09 in the same period last year adjusted net income, excluding the impact of the aforementioned one-time, non-cash settlement expense was $3.3 million, or $0.19 per diluted share.

Financial Condition

As of September 30, 2010, the Company had accounts receivable of $4.7 million compared to $2.0 million as of December 31, 2009.  The 131.8% increase is primarily due to Dalian Dongtai’s increase in sales as its customers ramped up their production levels and produced more waste and Dongtai Organic, which had service fees due from the local government for sludge treatment services rendered and sales of methane gas. .

As of September 30, 2010, the Company had cash and cash equivalents of $4.6 million compared to $11.4 million as of December 31, 2009. The decrease is mainly due to the repayment of bank loans.  As of September 30, 2010, the Company had a working capital surplus of $2.6 million compared to a surplus of $1.7 million as of December 31, 2009.  During the first nine months of 2010, operating cash flow was $2.7 million versus $0.1 million in the prior year period.

Recent Developments

•
In October, 2010, the Company announced Dalian Dongtai was designated as the sole provider of dismantling, processing and recycling services for discarded domestic appliances for Dalian City, and one of four licensed providers of these services in Liaoning Province under the Discarded Domestic Appliance Recycling Program (the "Appliance Recycling Program"), which is sponsored by the PRC ministries of Commerce, Treasury, and Environmental Protection.  The Appliance Recycling Program began in August 2010 in Dalian and runs through the end of December 2011.  As a result of its designation and participation in this program, the Company expects to generate $2 million in revenues over the program's 17-month duration.

•
In August 2010, the Company’s Dongtai Organic sewage sludge treatment facility in Dalian, Liaoning Province, which utilizes anaerobic fermentation to generate clean energy methane gas, was voted "Best Sewage Sludge Process Application of China" at the 2nd Water Specialist Conference which was held in Shanghai on August 31, 2010.

•
In August 2010, Dalian Dongtai signed a waste management cooperation contract with Dalian Onoda Cement Co., Ltd. to process industrial waste utilizing Dalian Onoda's cement kiln. Dalian Onoda Cement Co., Ltd is a cement production venture owned by Taiheiyo Cement Co., Ltd., a leading multinational cement producer in Japan. The current hazardous waste management capacity of the facilities operated by Dalian Dongtai is 56,000 tons per year.  Through its cooperation with Dalian Onoda, the Company expects Dalian Dongtai to be able to increase its current hazardous waste management capacity by 36% or 20,000 tons per year immediately and by 125% to 143% or 70,000 to 80,000 tons per year within the next five years.

•
In August 2010, China Industrial Waste Management signed a major waste management contract with a national petrochemical firm located in Liaoning Province (the "Customer"). Under the terms of the contract, beginning on September 1, 2010, Dalian Dongtai will treat and dispose of the industrial waste sludge and slag generated by the Customer's production over the next 30-months, which the Customer estimates will total approximately 40,000 tons. Based on this expected volume, Dalian Dongtai anticipates it will generate an additional $3.65 million in revenues from this Customer over the life of the 30-month contract.

•
In July 2010, China Industrial Waste Management was approached to lead the oil waste management operation following China's largest recorded oil spill off the coast of Dalian City. The Company was asked to handle oil waste generated by the effort, including oil skimmed off the ocean surface and oil-saturated equipment and refuse such as used absorption felts.

•
In July 2010, the Company received a government subsidy of RMB 5 million (approximately $0.7 million) to complete its capacity expansion project for a centralized hazardous waste treatment facility (the "Expansion Project") in Dalian, Liaoning Province, China. This subsidy is the second installment of a series to be disbursed by the government as the Expansion Project progresses.

Business Outlook

The Company’s Dalian Dongtai subsidiary is currently building one of the most advanced one-stop service centers for industrial solid waste treatment in China (the “Expansion Project”). The construction of this Expansion Project is now 80% complete and we expect it to become operational in the second quarter of 2011. Once fully ramped up, this new facility will provide Dalian Dongtai with 114,000 tons per annum of industrial solid waste treatment capacity, which is double the capacity of the current plant.

The Company’s Dongtai Organic operates the first BOT (Build-Operate-Transfer) plant in China using anaerobic fermentation technology. This is a build-operate-transfer or 'BOT' project with a 20-year franchise period. During this period, this sludge-to-energy plant is expected to dispose of the sludge derived from all of the sewage treatment plants located in urban Dalian City. This plant has a designed capacity of 600 tons per day and is expected to generate approximately 11,000 cubic meters of methane gas once it reaches its full capacity, which is expected to happen within two years. As a first-mover in this space in China and having Dongtai Organic function as a demonstration project in Dalian, the Company is well positioned to promote our sludge treatment facility engineering business across the country.  The Company’s expertise is in-line with the Chinese government's goal of encouraging sustainable and environmentally friendly development.

Mr. Dong concluded, “We are optimistic about our prospects.  The environmental protection industry in China is growing faster than China’s overall rapid GDP growth rate and we are an industry leader in this rapidly developing industry.  Our Dalian Dongtai business has a strong track record of developing and operating industrial waste treatment systems with over 770 customers, including major multinational companies. From our dominant position in Dalian, a major industrial center that is a hub for shipbuilding and other heavy industries, we intend to continue to build out our environmentally-conscious waste processing capabilities and look forward to doubling our capacity in this area with our new Expansion Project which we expect to come online next year.

“We have focused our efforts on developing next generation solutions for China’s waste challenges, including a state-of-the-art anaerobic sludge treatment facility operated by Dongtai Organic.  We anticipate that the Dongtai Organic facility will continue to positively contribute to our financial performance as the project approaches full capacity.  In addition, we are actively seeking new opportunities to utilize our expertise in this area to lead similar projects in other regions of China.”

Conference Call

The Company will host a conference call at 9:00 a.m. Eastern Time on Monday, November 15, 2010, to discuss its financial results for the third quarter of 2010.

To participate in this live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 (877) 331 - 5105. International callers should dial +1 (631) 865 - 5293. The Conference Pass Code is 23560177.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Monday, November 15, 2010, at 10:00 a.m. Eastern Time. To access the replay, call (800) 642-1687. International callers should call +1 (706) 645-9291. The Conference Pass Code is 23560177.

Use of Adjusted Financial Measures

GAAP results for the nine months ended September 30 , 2010 include a one-time non-cash charge related to the Company's settlement expense. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided adjusted financial information excluding the impact of this item in this release. It is a departure of U.S. GAAP, however, the Company's management believes that this adjusted measure provides investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies.

About China Industrial Waste Management, Inc.

China Industrial Waste Management, Inc. is engaged in the collection, treatment, disposal and recycling of industrial wastes principally in Dalian and surrounding areas in Liaoning Province, People's Republic of China through its 90%-owned subsidiary Dalian Dongtai Industrial Waste Treatment Co., Ltd. ("Dalian Dongtai") and other indirect subsidiaries. Dalian Dongtai treats, disposes of and/or recycles many types of industrial wastes, and recycled waste products used by customers as raw material to produce chemical and metallurgy products. In addition, Dalian Dongtai treats or disposes of industrial waste through incineration, burial or water treatment, and provides environmental protection services, technology consultation, pollution treatment services, waste management design processing services, waste disposal solutions, waste transportation services, onsite waste management services, and environmental pollution remediation services. For more information, please visit the Company’s website (www.chinaciwt.com).

Cautionary Statement Regarding Forward-Looking Information

This release may include "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain such words as "may," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or the negative or other variations thereof or comparable terminology. These forward-looking statements are based on current expectations and projections about future events. Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, our actual performance may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission: the timing and magnitude of technological advances; the prospects for future acquisitions; the effects of political, economic and social uncertainties regarding the governmental, economic and political circumstances in the People's Republic of China, the possibility that a current customer could be acquired or otherwise be affected by a future event that would diminish their waste management requirements; the competition in the waste management industry and the impact of such competition on pricing, revenues and margins; uncertainties surrounding budget reductions or changes in funding priorities of existing government programs and the cost of attracting and retaining highly skilled personnel; our projected sales, profitability, and cash flows; our growth strategies; anticipated trends in our industries; our future financing plans; and our anticipated needs for working capital. Forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues
Service fees	$2,722,643	$2,039,002	$8,894,125	$4,879,448
Sales of recycled commodities	1,884,577	1,082,266	4,732,517	2,306,765
Total revenues	4,607,220	3,121,268	13,626,642	7,186,213

Cost of revenues
Cost of service fees	1,302,925	612,036	3,559,797	1,452,911
Cost of recycled commodities	901,099	571,015	1,933,075	1,336,227
Total cost of revenues	2,204,024	1,183,051	5,492,872	2,789,138

Gross profit	2,403,196	1,938,217	8,133,770	4,397,075

Operating expenses
Selling expenses	181,815	172,054	502,119	394,125
General and administrative expenses	880,308	976,647	2,893,165	2,495,232
Total operating expenses	1,062,123	1,148,701	3,395,284	2,889,357

Income from operations	1,341,073	789,516	4,738,486	1,507,718

Other income (expense)
Other income	120,574	87,601	208,167	61,846
Other expense	(189,493)	(49,122)	(642,045)	(41,039)
Settlement expense	-	-	(439,821)	-
Total other income (expense)	(68,919)	38,479	(873,699)	20,806

Net income before tax provision
Tax provision	224,462	110,472	612,404	215,750
Net income	1,047,692	717,524	3,252,383	1,312,774
Net income attributable to the noncontrolling interest	12,870	12,557	403,515	(20,844)
Net income attributable to the Company	$1,034,822	$704,966	$2,848,869	$1,333,618

Foreign currency translation adjustment	357,498	(133,238)	542,483	(141,241)

Comprehensive income attributable to the Company	1,392,319	571,729	3,391,351	1,192,377
Comprehensive income attributable to the noncontrolling interest	12,870	12,557	403,515	(20,844)
Comprehensive income	$1,405,190	$584,286	$3,794,866	$1,171,533

Basic and diluted weighted average shares outstanding
Basic	15,336,535	15,265,085	15,327,606	15,267,387
Diluted	17,570,241	15,265,085	17,557,116	15,267,387

Basic and diluted net earnings per share
Basic	$0.07	$0.05	$0.19	$0.09
Diluted	$0.06	$0.05	$0.16	$0.09

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
COMBINED AND CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$4,575,185	$11,419,129
Notes receivable	119,573	335,780
Accounts receivable, net	4,684,976	2,021,421
Construction reimbursement receivable	-	846,270
Other receivables	88,241	91,872
Inventories	2,454,894	2,085,029
Advances to suppliers	2,184,101	800,694
Deferred expense	14,703	14,650
Total current assets	14,121,672	17,614,845

Long-term equity investment	149,466	87,900
Property, plant and equipment, net	31,943,427	32,319,145
Construction in progress	14,562,102	9,123,927
Land usage right, net of accumulated amortization	2,007,118	1,994,394
BOT franchise right	4,185,038	4,102,023
Certificate of deposit	-	293,002
Restricted cash	3,393,503	96,707
Other asset	1,172,509	1,074,531
Deferred tax asset	324,408	377,381
Related party receivable	239,145	234,401
TOTAL ASSETS	$72,098,388	$67,318,256

LIABILITIES
Current liabilities
Accounts payable	$1,488,264	$418,435
Short-term loan	2,989,313	6,739,038
Tax payable	475,296	200,957
Advance from customers	733,518	544,125
Deferred sales	300,565	958,930
Accrued expenses	43,649	301,531
Construction projects payable	2,660,852	3,932,297
Other payable	148,280	235,211
Long-term loan-current portion	2,259,825	2,245,125
Related party payable	388,611	380,902
Total current liabilities	11,488,173	15,956,551

Long-term loan	14,446,700	13,755,512
Asset retirement obligation	650,825	610,445
Government subsidy	6,376,163	2,464,079
TOTAL LIABILITIES	32,961,860	32,786,587

EQUITY
Stockholders' equity of the Company
Preferred stock: par value $.001; 5,000,000
shares authorized; none issued and outstanding	-	-
Common stock: par value $.001; 95,000,000 shares authorized;
15,336,535 and 15,274,035 shares issued and outstanding as of
September 30, 2010 and December 31, 2009, respectively	15,337	15,274
Additional paid-in capital	7,602,625	7,162,867
Deferred stock-based compensation	(711,155)	(884,139)
Accumulated other comprehensive income	2,868,775	2,326,292
Retained earnings	20,339,788	17,490,919
Total stockholders' equity of the Company	30,115,369	26,111,213
Noncontrolling interest	9,021,159	8,420,456
TOTAL EQUITY	39,136,528	34,531,669

TOTAL LIABILITIES AND EQUITY	$72,098,388	$67,318,256

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
	2010	2009

Cash flows from operating activities:
Net income attributable to the Company	$2,848,869	$1,333,618
Adjustments to reconcile net income to net cash (used in) provided by operating activities:	-	-
Nontrolling interest	403,515	(20,844)
Depreciation	1,557,266	943,487
Amortization	51,270	51,310
Amortization of deferred stock-based compensation	172,983	-
Bad debt allowance	113,808	-
Stock and warrant issued for settlement	439,821	34,660
Stock issued for service	-	-
Accretion expenses	27,549	27,086
Government subsidy recognized as income	(23,485)	(46,944)

Changes in operating assets and liabilities:
Notes receivable	219,212	(14,637)
Accounts receivable	(2,584,834)	(815,494)
Construction reimbursement receivable	741,683	-
Other receivables	5,354	(212,649)
Inventories	(322,098)	76,715
Advance to suppliers	(1,344,098)	(498,676)
Deferred expense	240	2,196
Other asset	(86,057)	(238,349)
Deferred tax assets	59,581	-
Accounts payable	1,043,319	5,448
Tax payable	265,678	(36,809)
Advance from customers	175,349	7,714
Accrued expense	(259,496)	(335,402)
Other payable	(129,103)	(98,627)
Deferred income	(666,251)	(46,578)
Net cash (used in) provided by operating activities	2,710,075	117,226

Cash flows from investing activities
Investment in Xiangtan Dongtai	(58,770)	(87,823)
Deposit for business acquisition	-	(1,463,722)
Purchase of property and equipment	(544,990)	(335,573)
Construction in progress	(4,583,006)	(7,581,652)
Purchase of intangible assets	(12,982)	(23,830)
Due from related party	-	(373,249)
Certificate of deposit	293,850	(1,683,280)
Cash paid to acquire additional equity interest in Sino-Norway	19,100	-
Net cash used in investing activities	(4,886,798)	(11,549,129)

Cash flows from financing activities
Repayment of construction project payable	(1,328,059)	(3,014,586)
Proceeds from short-term loan	2,938,497	6,835,580
Repayment of short-term loans	(6,758,544)	(3,366,560)
Proceeds from long-term loan	1,616,173	16,100,938
Repayment of long-term loans	(1,240,597)	-
Cash released from escrow account	-	750,000
Subsidy received from government	-	1,463,722
Net cash (used in) provided by financing activities	(4,772,530)	18,769,094

Effect of exchange rate on cash	105,309	(17,606)

Net increase (decrease) in cash and cash equivalents	(6,843,944)	7,319,585

Cash and cash equivalents, beginning of period	11,419,129	5,709,129
Cash and cash equivalents, end of period	$4,575,185	$13,028,714

Supplemental cash flow information:		-
Cash paid during the year for:
Interest	$1,019,545	$620,915
Income taxes	$485,458	$329,537

CHINA INDUSTRIAL WASTE MANAGEMENT, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Adjusted Net Income and Diluted EPS

GAAP Net Income	$1,034,822	$704,966	$2,848,869	$1,333,618
Settlement Expense	$-	$-	$439,821	$-
Adjusted Amount Net Income	$1,034,822	$704,966	$3,288,690	$1,333,618
Weighted average number of shares - Diluted	17,570,241	15,265,085	17,557,116	15,267,387

Adjusted Diluted EPS	$0.06	$0.05	$0.19	$0.09

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